ARCO [LOGO]    Media Relations
               515 South Flower Street
               Los Angeles CA  90071-2201
               Telephone  213  486 3385
               Facsimile  213  486 0169


               FOR IMMEDIATE RELEASE                       March 24, 1997


ARCO ANNOUNCES 2-FOR-1 STOCK SPLIT,
4% INCREASE IN QUARTERLY CASH DIVIDEND


        LOS ANGELES -- ARCO's Board of Directors today approved a 2-for-1 stock split by means of a 100% stock dividend and a 4% increase in the company's quarterly cash dividend.

        The decision will give ARCO stockholders one additional share for every share they currently hold and increase ARCO's quarterly dividend paid on common shares to $1.425 per share (pre-split basis) or $0.7125 per share

(post-split), up from the current pre-split level of $1.375 per share,

effective June 13.

        ARCO Chairman and Chief Executive Officer Mike R. Bowlin said, "The

Board's action today demonstrates our optimism toward ARCO's future, in both the short- and long-term.  We have seen healthy earnings growth since 1993.

We see an improved oil and gas production profile based on recent progress in reserves replacement and implementation of major projects.

        "The outlook for ARCO and our interest in making ARCO a more attractive investment for all our stockholders were the primary factors in the Board's decision, as was our desire to have a competitive dividend policy," Bowlin said.

        The stock dividend and increase in the cash dividend will take effect with ARCO's second quarter dividend which is payable June 13, 1997 to stockholders of record on May 16, 1997.  The additional shares will be distributed by June 13, 1997.

       As of December 31, 1996, ARCO had 161,086,174 common shares outstanding.  The company's last stock split was effective June 30, 1980.

ARCO increased its dividend to $5.50 per share ($1.375 quarterly) on

January 28, 1991.

                                # # #


For added information, contact: (media) Albert Greenstein, 213-486-3384
                                (investors) Steve Enger, 213-486-1811.
For a menu of ARCO news releases, visit ARCO at http://www.arco.com.